Exhibit g(2)

October 11, 2013

State Street Bank and Trust Company

2 Avenue de Lafayette, 2nd floor

Boston, MA 02111

Re: Custodian Agreement (as amended and in effect from time to time, the "Custodian Agreement") made as of the 1st day of January, 2007 between each of the Investment Companies listed on Appendix "A" thereto, (each a "Fund" and collectively the "Funds") and State Street Bank and Trust Company (the "Custodian").

Ladies and Gentlemen:

Each of the Funds listed on Schedule A hereto (collectively, the "Fidelity ETFs"), which are exchange traded funds, desires to become a party to the Custodian Agreement and the Custodian desires to provide the services set forth in the Custodian Agreement to each of the Fidelity ETFs.

The Fidelity ETFs will issue and redeem shares only in aggregations of shares known as "Creation Units," generally in exchange for a basket of certain equity or fixed income securities and a specified cash payment, as more fully described in the currently effective prospectus and statement of additional information of the Fidelity ETF (collectively, the "Prospectus").

As you know, the nature of the Fidelity ETFs requires that certain provisions of the Custodian Agreement be modified for the Fidelity ETFs only. This side letter agreement sets forth our understanding with respect to services to be provided by the Custodian to the Fidelity ETFs, and any exchange traded funds that may become party to the Custodian Agreement in the future.

1. For purposes of the Fidelity ETFs only, Article II of the Custodian Agreement is modified by adding the following Section 2.17(a) immediately after the existing Section 2.17 thereof:

Section 2.17(a). Proceeds from Shares Sold for Fidelity ETFs. Notwithstanding Section 2.17, for purposes of the Fidelity ETFs only, the Custodian shall receive funds representing cash or securities payments received for Shares issued or sold from time to time by the Funds, and shall promptly credit such funds to the account(s) of the applicable Portfolio(s) in Creation Unit aggregations. The Custodian shall promptly notify each applicable Fund of Custodian's receipt of cash and securities in payment for Shares issued by such Fund by facsimile transmission or in such other manner as the Fund and Custodian may agree in writing.

From such funds and securities as may be available for the purpose, the Custodian shall, upon receipt of instructions from the Fidelity ETFs' transfer agent (the "Transfer Agent"), make funds and securities available for payment to, or in accordance with the instructions of, Authorized Participants (as defined in the Prospectus) who have delivered to the Transfer Agent proper instructions for the redemption or repurchase of their Shares, in Creation Unit aggregations, which shall have been accepted by the Transfer Agent, the applicable Fund Securities (as defined in the Prospectus) (or such securities in lieu thereof as may be designated by the investment adviser of the Fund in accordance with the Prospectus) for such Portfolio and the Cash Redemption Amount (as defined in the Prospectus), if applicable, less any applicable redemption transaction fee. The Custodian will transfer the applicable Fund Securities to or as requested by the Authorized Participant. Any cash redemption payment (less any applicable redemption transaction fee) due to the Authorized Participant on redemption shall be effected through the DTC (as defined in the Prospectus) system or through wire transfer in the case of redemptions effected outside of the DTC system.

2. For purposes of the Fidelity ETFs only, Article II of the Custodian Agreement is modified by adding the following Section 2.33:

Section 2.33. Determination of Fund Deposit, etc. for Fidelity ETFs. Subject to and in accordance with directions from the investment adviser for the Fidelity ETFs, the Custodian shall determine for each Fidelity ETF after the end of each trading day on the New York Stock Exchange (the "NYSE"), in accordance with the respective Fidelity ETF's policies and in accordance with the procedures set forth in the Prospectus, (i) the identity and weighting of the securities in the Deposit Securities (as defined in the Prospectus) and the fund securities, (ii) the cash component, and (iii) the amount of cash redemption proceeds (all as further described in the Prospectus) required for the issuance or redemption, as the case may be, of Shares in Creation Unit aggregations of the Fidelity ETF on such date. The Custodian shall provide (or cause to be provided) this information to the Fidelity ETF's distributor and other persons as instructed by the Funds and shall disseminate such information on each day that the NYSE is open, including through the facilities of the National Securities Clearing Corporation (the "NSCC"), prior to the opening of trading on the NYSE.

3. For purposes of the Fidelity ETFs only, Article II of the Custodian Agreement is modified by adding the following Section 2.34:

Section 2.34. Allocation of Deposit Security Shortfalls. The Fund acknowledges that the Custodian maintains only one account on the books of the NSCC for the benefit of all exchange traded funds for which the Custodian serves as custodian, including each Fidelity ETF (collectively, the "ETF Custody Clients"). In the event that (a) two or more ETF Custody Clients require delivery of the same Deposit Security in order to purchase a Creation Unit, and (b) the NSCC, pursuant to its Continuous Net Settlement system, delivers to the Custodian's NSCC account less than the full amount of such Deposit Security necessary to satisfy in full each affected ETF Custody Client's required amount (a "Common Deposit Security Shortfall"), then, until all Common Deposit Security Shortfalls for a given Deposit Security are satisfied in full, the Custodian will allocate to each affected ETF Custody Client, on a pro rata basis, securities and/or cash received in the Custodian's NSCC account relating to such shortfall, first to satisfy any prior unsatisfied Common Deposit Security Shortfall, and then to satisfy the current Common Deposit Security Shortfall.

4. Pursuant to Section 9.06 of the Custodian Agreement, the Fidelity ETFs shall deliver to the Custodian an amended Appendix "A" listing the Fidelity ETFs to be added as Funds under the Custodian Agreement, and when countersigned by the Custodian, each Fidelity ETF shall become a Fund under the Custodian Agreement and shall be bound by all terms and conditions and provisions of the Custodian Agreement, including without limitation, the representations and warranties set forth in Section 9.04(a) of the Custodian Agreement.

5. In the event that any exchange traded fund in addition to those listed on Schedule A hereto desires to have the Custodian render services as custodian under the terms of the Custodian Agreement and this side letter agreement, it shall so notify the Custodian in writing, and if the Custodian agrees in writing to provide such services, such exchange traded fund shall become a Fund and a Fidelity ETF under the Custodian Agreement and this side letter agreement and be bound by all terms and conditions and provisions of the Custodian Agreement and this side letter agreement including, without limitation, the representations and warranties set forth in Section 9.04(a) of the Custodian Agreement.

6. Except as modified hereby, all other terms and conditions of the Custodian Agreement shall remain in full force and effect.

7. This side letter agreement may be executed in multiple counterparts, which together shall constitute one instrument.

If you are in agreement with the foregoing, please countersign the enclosed copy of this letter and return it to the undersigned, whereupon this side letter agreement shall become a legally binding obligation of each Fidelity ETF and the Custodian.

#903477

EACH OF THE INVESTMENT COMPANIES LISTED

ON SCHEDULE A ATTACHED HERETO, ON

BEHALF OF EACH OF THEIR RESPECTIVE PORTFOLIOS

By: /s/Adrien Deberghes

Name: Adrien Deberghes

Title: Treasurer

Accepted and Agreed to by:

STATE STREET BANK AND TRUST COMPANY

By: /s/Michael F. Rogers

Name: Michael F. Rogers

Title: Executive Vice President

Execution Version

SCHEDULE A

Fidelity MSCI Consumer Discretionary Index ETF

Fidelity MSCI Consumer Staples Index ETF

Fidelity MSCI Energy Index ETF

Fidelity MSCI Financials Index ETF

Fidelity MSCI Health Care Index ETF

Fidelity MSCI Industrials Index ETF

Fidelity MSCI Information Technology Index ETF

Fidelity MSCI Materials Index ETF

Fidelity MSCI Telecommunication Services Index ETF

Fidelity MSCI Utilities Index ETF